UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 24, 2005

AKESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27409	84-1409219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 La Jolla Village Drive

Suite 685

San Diego, California 92122

(Address of principal executive offices, including zip code)

(858) 646-0789

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) Effective as of January 24, 2005 Kelly Joy shall serve as Vice President, Business Development of Akesis Pharmaceuticals, Inc. (“Akesis”). Ms. Joy will devote sufficient business time, attention and energies in those capacities. Ms. Joy is 38 years old. Ms. Joy previously served as a Marketing Manager for Medtronic, Inc., a medical technology company, within the Diabetes Division from September 2001 to January 2005. From February 1996 to September 2001, Ms. Joy was a Sales Manager with MiniMed, a medical devices manufacturing company acquired by Medtronic in 2001. Prior to February 1996, Ms. Joy worked for MiniMed as Senior Product Manager with global commercial marketing responsibilities for the company’s insulin pumps and associated disposable products. She graduated from California State University, Northridge in 1989 with a Bachelor of Science degree in Health Education. Ms. Joy’s annual base salary at Akesis will be $145,008. Akesis also plans to recommend to its Board of Directors that Ms. Joy be granted an option to purchase 200,000 shares of Akesis’s common stock. Ms. Joy’s offer letter includes terms relating to salary, options, and change of control provisions and has entered into the Company’s standard employee proprietary information agreement.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibit is being filed with this report:

99.1     Press Release, dated January 28, 2005, of Akesis Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akesis Pharmaceuticals, Inc.

By:	/S/ John T. Hendrick
John T. Hendrick Chief Financial Officer

Date: January 28, 2005

EXHIBIT INDEX

99.1     Press Release, dated January 28, 2005, of Akesis Pharmaceuticals, Inc.